UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2012

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e) On October 24, 2012, the Board of Directors (the “Board”) of MSC Industrial Direct Co., Inc. (the “Company”) elected Erik Gershwind to serve as President and Chief Executive Officer of the Company, David Sandler to serve as Executive Vice Chairman of the Board and Mitchell Jacobson to serve as the Non-Executive Chairman of the Board, in each case effective on January 1, 2013. Currently, Mr. Gershwind serves as President and Chief Operating Officer of the Company, Mr. Sandler serves as Chief Executive Officer of the Company and Mr. Jacobson serves as the Chairman of the Board. Each of Messrs. Gershwind, Sandler and Jacobson currently serves on the Board and will continue to do so. These management changes are being made in furtherance of the Company’s previously disclosed management succession plan.

Mr. Gershwind, age 41, was appointed our President and Chief Operating Officer in October 2011. Mr. Gershwind previously served as our Executive Vice President and Chief Operating Officer from October 2009 until October 2011 and as our Senior Vice President, Product Management and Marketing from December 2005 until October 2009.  Prior to that, he held various positions of increasing responsibility at the Company in business development, sales management, branch integration, and eCommerce.  Mr. Gershwind joined the Company in 1996 as manager of our acquisition integration initiative, and in 1999 established our highly successful Internet business as Director of eCommerce.  He also has served on the Company’s Board since October 2010.

In connection with Mr. Gershwind’s promotion to President and Chief Executive Officer, Mr. Gershwind’s annual base salary will be increased to $600,000 per annum, effective January 1, 2013.  In addition, Mr. Gershwind will be eligible for a bonus for fiscal year 2013 under the Company's 2005 Omnibus Incentive Plan (the “Plan”).  As Chief Executive Officer, Mr. Gershwind will be eligible for a bonus at a level of 1% of EBIT (subject to the annual individual participant limit of $4 million).  This award level is made to qualify the annual incentive bonus as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, and the award will be subject to the exercise of negative discretion by the Compensation Committee of the Board.  The Committee’s policy is to exercise its discretion to reduce payouts so that actual payouts are equal to the payouts determined under the Company’s annual incentive bonus program.  Mr. Gershwind also will be eligible for equity awards under the Plan.  Effective January 1, 2013, Mr. Sandler’s annual base salary as Executive Vice Chairman of the Board will be $775,000, and Mr. Sandler will not participate in the Company’s annual incentive bonus plan for fiscal year 2013 or receive equity awards.  Effective January 1, 2013, Mr. Jacobson will receive as compensation for serving as Non-Executive Chairman of the Board the same cash and equity compensation that is paid to non-employee directors.

Mr. Gershwind is the nephew of Mr. Jacobson and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister. Mr. Jacobson and Mrs. Gershwind Fiverson are also principal shareholders of the Company.

The Company is affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, the Company’s operating subsidiary. The real estate entity is owned and controlled by Mr. Jacobson and Mrs. Gershwind Fiverson. In addition, Mr. Gershwind is an officer and director of the real estate entity. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time Sid Tool entered into the lease. On April 1, 2008, Sid Tool and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, the Company believes the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,257,958 in fiscal year 2012. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $43,651,039, including $2,293,099 to be paid in fiscal year 2013.

On October 25, 2012, the Company issued a press release announcing the management changes described above. The entire text of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 5.03    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On and effective October 24, 2012, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, amended and restated the bylaws of the Company. The bylaws were amended to (i) create the new office of Executive Vice Chairman of the Board, (ii) provide that the Chairman of the Board may or may not simultaneously serve as an officer of the Company and (iii) provide that if the Chairman of the Board does not simultaneously serve as an officer of the Company, he will be designated the Non-Executive Chairman of the Board.

The preceding description is not complete and is qualified in its entirety by reference to the complete text of our Second Amended and Restated Bylaws. A copy of our Second Amended and Restated Bylaws, marked to show changes to our former bylaws, is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)      Exhibits:

Exhibit Index

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of MSC Industrial Direct Co., Inc. (as of October 24, 2012)
99.1	Press Release, dated October 25, 2012, issued by MSC Industrial Direct Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date:	October 25, 2012	By:	/s/ Jeffrey Kaczka
		Name:	Jeffrey Kaczka
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of MSC Industrial Direct Co., Inc., (as of October 24, 2012)

99.1	Press Release, dated October 25, 2012, issued by MSC Industrial Direct Co., Inc.

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